October 22, 2020                            Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Third Quarter 2020 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its third quarter ended September 27, 2020.
Third Quarter Highlights
•Third-quarter 2020 GAAP earnings per diluted share were $0.82, compared with $0.91 in 2019.
•Third-quarter 2020 GAAP earnings included net after-tax charges of $3.6 million related primarily to restructuring activity and non-operating pension costs mostly offset by a tax benefit related to anticipated divestiture activity. In the third quarter of 2019, GAAP earnings included net after-tax charges of $6.1 million related mostly to restructuring actions and non-operating pension costs that were partially offset by an environmental reserve release.
•Base net income attributable to Sonoco (base earnings) for third-quarter 2020 was $0.86 per diluted share, compared with $0.97 in 2019. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided third-quarter 2020 base earnings guidance of $0.73 to $0.83 per diluted share.
•Third-quarter 2020 net sales were $1.31 billion, compared with $1.35 billion in 2019.
•Cash flow from operations was $489.5 million in the first nine months of 2020, compared to $238.8 million in 2019. Free cash flow was $251.6 million, compared with a use of $32.5 million in the first nine months of 2019. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
•On August 3, 2020, Sonoco acquired Can Packaging, a privately-owned designer and manufacturer of sustainable paper packaging and related manufacturing equipment, based in Habsheim, France, for approximately $49 million in cash.
•On October 9, 2020, the Company signed an agreement to sell its Europe contract packaging business, part of the Display and Packaging Segment, to Prairie Industries Holdings backed by The Halifax Group, a Washington, D.C.-based global investment firm, for $120 million in cash. As a result of the pending transaction, the assets and liabilities for this business are reported as "held for sale" on the condensed consolidated balance sheet as of September 27, 2020.

2020 Fourth Quarter Guidance
•Sonoco expects fourth-quarter and full-year base earnings to be in a range of $0.70 to $0.80 and $3.29 to $3.39 per diluted share, respectively. Fourth-quarter and full-year base earnings per diluted share in 2019 were $0.75 and $3.53, respectively.
•Full-year 2020 cash from operations and free cash flow is expected to be in a range of $643 million to $663 million and $290 million to $310 million, respectively. Full-year 2019 cash from operations and free cash flow was $425.9 million and $74.3 million, respectively.
Note: Fourth-quarter and full-year 2020 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition-related costs, possible gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP results.
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CEO Comments
Commenting on the Company’s third-quarter performance, Howard Coker, President and Chief Executive Officer, said, "We are very pleased with our third quarter performance as our Sonoco team drove bottom-line results that exceeded the high-end of our expectations. The results of our diverse portfolio of global Consumer- and Industrial-related businesses reflect improved global macroeconomic conditions coming off the pandemic-induced recession in the second quarter. Our Consumer Packaging segment produced solid year-over-year improvement as at-home food demand stabilized from the preceding quarter's pantry stocking, while our Paper and Industrial Converted Products segment experienced improvement sequentially from the prior quarter's lows, reflecting a partial recovery of our global industrial served markets. In addition, our Protective Solutions segment achieved record quarterly results as customer demand rebounded and our Display and Packaging segment achieved one of its best quarters in more than a decade driven by cost reduction activities. Overall, the Company's bottom line results benefited from continued strong productivity, general cost savings and earnings from recent acquisitions. However, these positive factors were more than offset by a negative price/cost relationship stemming from higher year-over year recovered paper costs, which primarily impacted our Paper and Industrial Converted Products segment, lower volume/mix, increased interest expense and a higher effective tax rate.

"Cash flow generation was also very strong during the first nine months of 2020 reflecting our focus on generating high quality earnings and on disciplined working capital management. Sonoco's liquidity position remains strong which provides us the flexibility to further reduce debt as we continue to support our investment-grade credit rating."

Third Quarter Review
Net sales for the third quarter of 2020 were $1.31 billion, down 3.1 percent from last year's third quarter sales of $1.35 billion. The sales decline was driven by lower volume/mix, a stronger U.S. dollar and lower selling prices. These negative impacts were partially offset by sales added from acquisitions.

GAAP net income attributable to Sonoco in the third quarter was $83.4 million, or $0.82 per diluted share, a decrease of $8.6 million, compared with $92.1 million, or $0.91 per diluted share, in 2019. Third-quarter GAAP earnings included after-tax non-base net charges totaling $3.6 million consisting primarily of restructuring-related charges and non-operating pension costs, partially offset by a deferred tax liability write down. After-tax restructuring-related charges of $18.5 million were primarily related to announced plant closures in the Company's perimeter-of-the-store business and capacity reductions in it's North America paper mill and tube and core networks. Partially offsetting these charges was the $20.4 million write-down of a deferred tax liability related to classifying the Company's Europe contract packaging business as "held for sale". In the third quarter of 2019, GAAP earnings included $6.1 million of after-tax non-base net charges, $4.8 million of which were related to restructuring activities and $5.2 million related to non-operating pension costs. These charges were partially offset by an after-tax gain related to the write-off of an environmental reserve of $7.4 million. Adjusted to exclude these items, base earnings in the third quarter of 2020 were $87.0 million, or $0.86 per diluted share, compared with $98.1 million, or $0.97 per diluted share in 2019, a decrease of $11.1 million. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, non-operating pension costs, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit was $257.0 million in the third quarter compared to $265.5 million in the same period in 2019. Quarterly gross profit as a percentage of sales was essentially flat year over year at 19.6 percent. Third-quarter selling, general and administrative expenses increased $5.8 million from the prior year to $126.1 million. This increase was largely driven by costs added from acquired businesses as well as a $10.0 million gain in 2019 related to the release of an environmental reserve that did not repeat. Absent these two items, selling, general and administrative expenses declined due to a significant focus on reducing controllable costs as well as the impact of the pandemic on travel, employee medical and certain other expenses.

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Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.
Third-quarter 2020 sales for the segment were $583.7 million, compared with $581.4 million in 2019. Segment operating profit was $67.9 million in the third quarter, compared with $56.7 million in the same quarter of 2019.
Segment sales increased 0.4 percent compared to the prior year's quarter due primarily to sales added from the December 2019 acquisition of Thermoformed Engineered Quality (TEQ), a medical packaging business, and the August 2020 acquisition of Can Packaging which were mostly offset by a decrease in selling prices. Global Rigid Paper Containers sales benefited from a 2.3 percent gain in volume/mix driven by strong food product demand largely attributable to a pandemic-related increase in home meals and entertainment. On the other hand, third-quarter Flexible Packaging sales declined from the prior year due primarily to the continued negative impact of the pandemic on foot traffic in convenience stores and other venues as well as on seasonal Halloween volume. In Global Plastics, selling price declines somewhat offset the positive impact of sales from the acquisition of TEQ.

Segment operating profit increased 19.7 percent compared to the prior year's quarter as the benefit of strong productivity improvements was partially offset by a non-material inflation. Segment operating margin improved to 11.6 percent in the quarter from 9.8 percent in the 2019 period.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.
Third-quarter 2020 sales were $137.6 million, compared with $145.0 million in 2019. The segment reported an operating profit of $10.8 million in the current quarter, compared to $8.9 million in the prior year's quarter.
Sales declined 5.1 percent compared to last year’s quarter due to lower volume/mix in domestic displays, retail security packaging and paper amenities. Segment operating profit improved by 20.9 percent over the prior-year quarter due to productivity improvements and cost controls, partially offset by lower volume/mix. Segment operating margin improved to 7.8 percent in the quarter up from 6.1 percent in 2019.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes, cones, and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, corrugating medium, recovered paper and material recycling services.
Third-quarter 2020 sales for the segment were $459.3 million, down from $495.8 million in 2019. Segment operating profit was $34.4 million in the quarter, compared with $59.4 million in 2019.
Segment sales declined 7.4 percent from the prior year's quarter as lower volume/mix and the negative impact of foreign exchange translation exceeded sales added by the acquisition of Corenso Holdings in August 2019. The lower volume/mix was driven by significantly lower global tube, core and cone volume largely attributable to the pandemic, including a 10.5 percent decline in tube and core volume in the U.S. and Canada and a 5.5 percent volume decline in Europe. Globally, uncoated recycled paperboard (URB) and corrugated medium volume/mix was down a combined 8.2 percent. Segment operating profit declined 42.2 percent from the prior year's quarter as the benefit of productivity
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improvements was more than offset by a significant negative price/cost relationship (caused by higher year-over-year recovered paper prices) along with the negative impact of lower volume/mix. Segment operating margin declined to 7.5 percent from the prior year quarter's 12.0 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.
Third-quarter 2020 sales were $131.7 million, flat with the prior-year period. Operating profit was $17.5 million, a 25.2 percent increase from the third quarter of 2019.
Segment sales were flat year over year, however, sales rebounded 46.9 percent sequentially from the pandemic-impacted second quarter as demand significantly improved in several of the segment's served markets, including molded foam automotive parts, consumer fiber appliance packaging and temperature-assured pharmaceutical packaging. The segment delivered strong productivity improvements which increased segment operating margins to 13.3 percent from the prior year quarter's 10.6 percent.
Corporate/Tax
Net interest expense for the third quarter of 2020 increased to $18.6 million, compared with $14.8 million during the same period in 2019, primarily due to higher debt balances with a partial offset from lower interest rates. The effective tax rates on GAAP and base earnings in the current-year quarter were negative 0.8 percent and 24.1 percent, respectively, compared with 22.4 percent and 22.3 percent, respectively, in the prior year’s quarter. The effective tax rate on GAAP earnings for the third quarter of 2020 was negative due primarily to a $20.4 million write-down of a deferred tax liability related to classifying the Company’s Europe contract packaging business as “held for sale”. Absent this non-base income tax gain, the GAAP effective tax rate would be normalized at 24.4%. The 2020 normalized GAAP rate and the 2020 base rate for the quarter were higher than the prior year’s rates due primarily to the 2019 third quarter release of reserves on uncertain positions due to the expiration of the statute of limitations in the prior year’s quarter.
Year-to-date Results
For the first nine months of 2020 net sales were $3.86 billion, down $204.3 million, compared with $4.07 billion in the first nine months of 2019. Sales declined 5.0 percent in the first nine months of the year as lower volume/mix stemming from the pandemic induced recession, lower selling prices and a negative impact from foreign exchange translation were only partially offset by sales added from acquisitions.

GAAP net income attributable to Sonoco for the first nine months of 2020 was $219.1 million or $2.17 per diluted share, compared with $246.9 million or $2.44 per diluted share in the first nine months of 2019. Earnings in the first nine months of 2020 included $43.3 million in after-tax net charges largely consisting of restructuring and non-operating pension costs that were partially offset by an income tax benefit in the third quarter related to anticipated divestiture activity. Earnings in the first nine months of 2019 included after-tax net charges totaling $33.9 million mostly related to restructuring and non-operating pension costs partially offset by a gain relating to the release of an environmental reserve.

Base earnings for the first nine months of 2020 were $262.5 million, or $2.59 per diluted share, compared with $280.8 million, or $2.78 per diluted share, in the same period in 2019, a 6.5 percent and 6.5 percent decrease, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Current year-to-date gross profit was $771.6 million, compared with $810.9 million in 2019. Year-to-date gross profit as a percentage of sales in 2020 was 20.0 percent, compared with 19.9 percent in 2019. Selling, general and administrative expenses decreased $23.7 million from the prior year period to $371.4 million, largely driven by a significant focus across the business on reducing controllable costs as well as the impact of the pandemic on travel, employee medical and other expenses.
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Cash Flow and Free Cash Flow
Although net income decreased year over year, cash generated from operations for the first nine months of 2020 was $489.5 million, compared with $238.8 million in 2019, an increase of $250.7 million. The increase is largely attributable to voluntary pension contributions totaling $200 million in the first nine months of 2019. Additionally, net working capital used $25.6 million less cash in the first nine months of 2020, compared to the first nine months of 2019. Both periods saw increased business activity from year-end levels; however, the global recession caused by COVID-19 has muted the increase in the current year. The Company's management of accounts receivable and accounts payable has been solid in this challenging macroeconomic environment. In addition, in the current year the Company has taken advantage of pandemic-related global government assistance programs which aided year-to-date operating cash flow by approximately $25 million. Most of this amount related to United States based programs.
Free cash flow for the first nine months of 2020 was $251.6 million, compared with a cash usage of $32.5 million in the same period last year, an increase of $284.1 million, driven by the year-to-date increase in operating cash flow and a decrease in capital spending. During the first nine months of 2020, net capital expenditures and cash dividends were $108.4 million and $129.4 million, respectively, compared with $144.1 million and $127.2 million, respectively, in 2019. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)
As of September 27, 2020, total debt was approximately $2.14 billion, compared with $1.68 billion as of December 31, 2019. The Company's total-debt-to-total-capital ratio was 53.2 percent as of September 27, 2020, compared to 48.1 percent at the end of 2019. The increase in this ratio is due to excess cash accumulated by the Company in response to uncertainty in the macroeconomic environment and debt markets following the onset of the COVID-19 pandemic. Part of that response included the April 2020 issuance of $600 million in 10-year 3.125% notes. Cash and cash equivalents were $782.7 million as of September 27, 2020, compared with $145.3 million at December 31, 2019.

Fourth Quarter Outlook
The Company projects fourth-quarter and full-year 2020 base earnings to be in the range of $0.70 to $0.80 and $3.29 to $3.39 per diluted share, respectively. Base earnings in the fourth quarter and full-year of 2019 were $0.75 and $3.53 per diluted share, respectively. The Company's fourth-quarter guidance assumes that global macroeconomic conditions remain relatively stable from the third quarter and that customer demand experiences a normal year-end slowdown. In addition, due to the uncertainty regarding the exact timing of the pending sale of the Company's Europe contract packaging business which is expected to close during the fourth quarter, this guidance includes the full-quarter expected results of that business. In addition, this guidance assumes a 24.8 percent base effective tax rate, compared to a 23.2 percent base effective tax rate in the fourth quarter of 2019 as well as higher interest expense compared to the prior year period.

Full-year 2020 cash flow from operations and free cash flow are expected to be between $643 million and $663 million and $290 million and $310 million, respectively. The company is projecting full-year capital expenditures of approximately $180 million. Full-year 2019 cash from operations and free cash flow was $425.9 million and $74.3 million, respectively.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the unprecedented uncertainty regarding the impact of the COVID-19 pandemic, as well as other risks and uncertainties, including those described further below, actual results could vary substantially.
Commenting on the Company's outlook, Coker said, "While we have not fully recovered from the pandemic-induced recession, we continue to see gradual improvement and I'm more confident than ever that Sonoco is poised to emerge as a stronger, more resilient company positioned to generate solid returns for our shareholders.

“Looking ahead to the fourth quarter, we expect our Consumer Packaging segment to continue to benefit from consumers' at-home eating patterns. Our industrial-related served markets are expected to continue experiencing weak year-over-year demand, but we do expect these markets to show gradual sequential improvement. Our Paper and Industrial Converted Products segment should continue facing a negative price/cost headwind during the fourth quarter due to higher year-over-year recycled fiber costs and lower market pricing, although we expect OCC prices to remain
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relatively stable. We were extremely pleased by the strong third-quarter turnaround in our Protective Solutions businesses and believe improved demand should continue in the fourth quarter especially in our pharmaceutical and appliance served markets. While we do not know the role we may play in the potential cold-chain transportation of future FDA-approved COVID vaccines and / or therapeutics, our industry-leading ThermoSafe temperature-assured packaging experts stand ready to assist in the much anticipated launch of new life-saving medicines. Finally, in our Display and Packaging segment, we expect to experience continued slow demand for retail promotional display activity, but the related impact to operating profit should be mitigated by cost controls. In addition, the expected sale of our Europe contract packaging business in the fourth quarter may have a small impact on this segment's year-over-year results.”
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 3164913. The archived call will be available through November 1, 2020. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in more than 300 operations in 36 countries, serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2020 as well as being included in Barron's 100 Most Sustainable Companies. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; consumer and customer actions in connection with the COVID-19 pandemic; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals
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and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
•availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•impacts arising as a result of the COVID-19 Coronavirus global pandemic on our results of operations, financial condition, value of assets, liquidity, prospects, growth, and on the industries in which we operate and that we serve, resulting from, without limitation, recent and ongoing financial market volatility, potential governmental actions, changes in consumer behaviors and demand, changes in customer requirements, disruptions of the Company’s suppliers and supply chain, availability of labor and personnel, necessary modifications to operations and business, and uncertainties about the extent and duration of the pandemic;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•success of implementation of new manufacturing technologies and installation of manufacturing equipment, including the startup of new facilities and lines;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, customer and supplier consolidation, and changes in competitors' pricing for products;
•financial conditions of customers and suppliers;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•inventory management strategies of customers;
•timing of introduction of new products or product innovations by customers;
•collection of receivables from customers;
•ability to improve margins and leverage cash flows and financial position;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to attract and retain talented and qualified employees, managers and executives;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in interest rates and our borrowing costs;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•timing of funding pension and postretirement benefit plan obligations;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, tax laws, regulations and interpretations thereof;
•the adoption of new, or changes in, accounting standards or interpretations;
•challenges and assessments from tax authorities resulting from differences in interpretation of tax laws, including income, sales and use, property, value added, employment, and other taxes;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
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•ability to maintain effective internal controls over financial reporting;
•liability for and anticipated costs of resolution of legal proceedings;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•failures of third party transportation providers to deliver our products to our customers or to deliver raw materials to us;
•substantially lower than normal crop yields;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;
•changing consumer attitudes toward plastic packaging;
•ability to meet sustainability targets and challenges in implementation;
•changing climate, climate change regulations and greenhouse gas effects;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company and increased costs of compliance;
•international, national and local economic and market conditions and levels of unemployment;
•economic disruptions resulting from terrorist activities and natural disasters; and
•accelerating inflation

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Nine Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019

Net sales	$1,312,314	$1,353,931	$3,861,095	$4,065,357
Cost of sales	1,055,304	1,088,446	3,089,512	3,254,415
Gross profit	257,010	265,485	771,583	810,942
Selling, general and administrative expenses	126,117	120,322	371,376	395,096
Restructuring/Asset impairment charges	24,149	6,615	59,633	30,642
Operating profit	$106,744	$138,548	$340,574	$385,204
Non-operating pension cost	7,453	7,210	22,632	18,801
Net interest expense	18,581	14,756	53,311	46,093
Income before income taxes	80,710	116,582	264,631	320,310
Provision for income taxes	(649)	26,098	49,337	77,213
Income before equity in earnings of affiliates	81,359	90,484	215,294	243,097
Equity in earnings of affiliates, net of tax	1,939	1,799	3,230	4,240
Net income	83,298	92,283	218,524	247,337
Net (income) loss attributable to noncontrolling interests	151	(219)	581	(451)
Net income attributable to Sonoco	$83,449	$92,064	$219,105	$246,886

Weighted average common shares outstanding – diluted	101,245	101,186	101,155	101,158

Diluted earnings per common share	$0.82	$0.91	$2.17	$2.44
Dividends per common share	$0.43	$0.43	$1.29	$1.27

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FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net sales
Consumer Packaging	$583,736	$581,368	$1,786,774	$1,773,834
Display and Packaging	137,610	145,016	366,269	417,403
Paper and Industrial Converted Products	459,312	495,829	1,368,734	1,483,194
Protective Solutions	131,656	131,718	339,318	390,926
Consolidated	$1,312,314	$1,353,931	$3,861,095	$4,065,357

Segment operating profit:
Consumer Packaging	$67,897	$56,744	$221,827	$181,801
Display and Packaging	10,773	8,913	24,848	21,256
Paper and Industrial Converted Products	34,366	59,427	118,343	169,043
Protective Solutions	17,505	13,983	35,991	39,262
Restructuring/Asset impairment charges	(24,149)	(6,615)	(59,633)	(30,642)
Other non-base charges, net	352	6,096	(802)	4,484
Consolidated	$106,744	$138,548	$340,574	$385,204

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 27, 2020	September 29, 2019
Net income	$218,524	$247,337
Asset impairment charges/losses on disposition of assets	22,066	10,173
Depreciation, depletion and amortization	186,602	173,085
Pension and postretirement plan contributions, net of non-cash expense	8,351	(203,698)
Changes in working capital	(15,773)	(41,400)
Changes in tax accounts	(7,453)	11,963
Other operating activity	77,184	41,358
Net cash provided by operating activities	489,501	238,818

Purchase of property, plant and equipment, net	(108,427)	(144,125)
Cost of acquisitions, net of cash acquired	(49,262)	(111,009)
Net debt proceeds	428,161	161,142
Cash dividends paid	(129,446)	(127,169)
Other, including effects of exchange rates on cash	6,869	(22,193)

Net increase in cash and cash equivalents	637,396	(4,536)
Cash and cash equivalents at beginning of period	$145,283	$120,389
Cash and cash equivalents at end of period	$782,679	$115,853

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Sonoco Reports Third Quarter 2020 Results - Page 11

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	September 27, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$782,679	$145,283
Trade accounts receivable, net of allowances	693,612	698,149
Other receivables	92,731	113,754
Inventories	445,827	503,808
Prepaid expenses	66,516	60,202
Assets held for sale	202,069	—
	2,283,434	1,521,196
Property, plant and equipment, net	1,227,122	1,286,842
Right of use asset-operating leases	306,077	298,393
Goodwill	1,369,283	1,429,346
Other intangible assets, net	374,374	388,292
Other assets	206,942	202,220
	$5,767,232	$5,126,289
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$882,142	$904,878
Notes payable and current portion of long-term debt	508,960	488,234
Liabilities held for sale	93,849	—
Income taxes payable	14,092	11,380
	1,499,043	1,404,492
Long-term debt, net of current portion	1,627,037	1,193,135
Noncurrent operating lease liabilities	268,790	253,992
Pension and other postretirement benefits	303,623	304,798
Deferred income taxes and other	187,406	154,167
Total equity	1,881,333	1,815,705
	$5,767,232	$5,126,289

Sonoco Reports Third Quarter 2020 Results - Page 12

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Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts, including the associated tax effects, relating to restructuring initiatives, asset impairment charges, non-operating pension costs or income, environmental reserve charges/releases, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.
To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Fourth-quarter 2020 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition related costs, possible gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

Sonoco Reports Third Quarter 2020 Results - Page 13

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		Non-GAAP Adjustments
Three Months Ended September 27, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$106,744	$24,149	$(352)	$130,541
Non-operating pension costs	7,453	—	(7,453)	—
Interest expense, net	18,581	—	—	18,581
Income before income taxes	80,710	24,149	7,101	111,960
Provision for income taxes	(649)	5,668	21,990	27,009
Income before equity in earnings of affiliates	81,359	18,481	(14,889)	84,951
Equity in earnings of affiliates, net of taxes	1,939	—	—	1,939
Net income	83,298	18,481	(14,889)	86,890
Net loss/(income) attributable to noncontrolling interests	151	(6)	—	142
Net income attributable to Sonoco	$83,449	$18,472	$(14,889)	$87,032

Per Diluted Share	$0.82	$0.18	$(0.15)	$0.86

*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended September 29, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$138,548	$6,615	$(6,096)	$139,067
Non-operating pension costs	7,210	—	(7,210)	—
Interest expense, net	14,756	—	—	14,756
Income before income taxes	116,582	6,615	1,114	124,311
Provision for income taxes	26,098	1,805	(169)	27,734
Income before equity in earnings of affiliates	90,484	4,810	1,283	96,577
Equity in earnings of affiliates, net of taxes	1,799	—	—	1,799
Net income	92,283	4,810	1,283	98,376
Net (income) attributable to noncontrolling interests	(219)	(18)	—	(237)
Net income attributable to Sonoco	$92,064	$4,792	$1,283	$98,139

Per Diluted Share	$0.91	$0.05	$0.01	$0.97

*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists mainly of non-operating pension costs and costs related to actual and potential acquisitions and divestitures. Also includes a $20,355 income tax gain related to the write-down of a deferred tax liability related to classifying a business as "held for sale".

(3) Consists of a $10,000 gain related to the reduction of an environmental reserve, offset by non-operating pension costs and costs related to acquisitions and potential acquisitions and divestitures.

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		Non-GAAP Adjustments
Nine Months Ended September 27, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$340,574	$59,633	$802	$401,009
Non-operating pension costs	22,632	—	(22,632)	—
Interest expense, net	53,311	—	—	53,311
Income before income taxes	264,631	59,633	23,434	347,698
Provision for income taxes	49,337	15,021	24,673	89,031
Income before equity in earnings of affiliates	215,294	44,612	(1,239)	258,667
Equity in earnings of affiliates, net of taxes	3,230	—	—	3,230
Net income	218,524	44,612	(1,239)	261,897
Net (income) attributable to noncontrolling interests	581	(26)	—	555
Net income attributable to Sonoco	$219,105	$44,586	$(1,239)	$262,452

Per Diluted Share*	$2.17	$0.44	$(0.01)	$2.59
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Nine Months Ended September 29, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$385,204	$30,642	$(4,484)	$411,362
Non-operating pension costs	18,801	—	(18,801)	—
Interest expense, net	46,093	—	—	46,093
Income before income taxes	320,310	30,642	14,317	365,269
Provision for income taxes	77,213	7,750	3,146	88,109
Income before equity in earnings of affiliates	243,097	22,892	11,171	277,160
Equity in earnings of affiliates, net of taxes	4,240	—	—	4,240
Net income	247,337	22,892	11,171	281,400
Net (income) attributable to noncontrolling interests	(451)	(156)	—	(607)
Net income attributable to Sonoco	$246,886	$22,736	$11,171	$280,793

Per Diluted Share*	$2.44	$0.22	$0.11	$2.78
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists mainly of non-operating pension costs, a $20,355 income tax gain related to the write-down of a deferred tax liability related to classifying a business as "held for sale", and costs related to actual and potential acquisitions and divestitures. Also includes the impact of settlement of a U.S. Tax Audit.

(3) Consists of a $10,000 gain related to the reduction of an environmental reserve, offset by non-operating pension costs and costs related to acquisitions and potential acquisitions and divestitures.

	Nine Months Ended
FREE CASH FLOW*	September 27, 2020	September 29, 2019

Net cash provided by operating activities	$489,501	$238,818
Purchase of property, plant and equipment, net	(108,427)	(144,125)
Cash dividends	(129,446)	(127,169)
Free Cash Flow	$251,628	$(32,476)

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2020	December 31, 2020	December 31, 2019
Net cash provided by operating activities	$643,000	$663,000	$425,850
Purchase of property, plant and equipment, net	(180,000)	(180,000)	(181,320)
Cash dividends	(173,000)	(173,000)	(170,253)
Free Cash Flow	$290,000	$310,000	$74,277

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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